Exhibit 99.1

Consent of Person Named as About to Become Director

In accordance with Rule 438 under the U.S. Securities Act of 1933 (the “Securities Act”), the undersigned hereby consents to being named as a prospective member of the supervisory board of MorphoSys AG in the Registration Statement on Form F-1 filed by MorphoSys AG with the Securities and Exchange Commission and all amendments thereto and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act.

By:	/s/ Dr. George S. Golumbeski
Name:	Dr. George S. Golumbeski
Date:	April 4, 2018